Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-202354
Supplement dated February 29, 2 016
to Term Sheet dated January 28, 2016,
product supplement EQUITY INDICES ARN-1 dated January 22, 2016,
Series L MTN prospectus supplement dated January 20, 2016 and prospectus dated May 1, 2015 (together, the “Note Prospectus”)

Bank of America Corporation
Medium-Term Notes, Series L
Accelerated Return Notes®
Linked to the S&P 500® Index, due January 26, 2018
(the “notes”)
This document supplements the Note Prospectus in connection with any secondary market transactions in the notes by Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates. Capitalized terms used but not defined in this supplement have the meanings set forth in the Note Prospectus.
The Starting Value for the notes was defined in the final term sheet dated January 28, 2016 (the “Final Term Sheet”). The Starting Value was defined as the lowest closing level of the Market Measure on any Market Measure Business Day (subject to adjustment as described in the term sheet) during the Starting Value Determination Period.
The Starting Value Determination Period expired on February 29, 2016. The lowest closing level of the Market Measure on any Market Measure Business Day during the Starting Value Determination Period (taking into account any such adjustments) was 1,829.08, which was the closing level of the Market Measure on February 11, 2016.
Therefore, the Starting Value for the notes is 1,829.08.
Documentation
You should read this supplement, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in "Risk Factors" on page TS-6 and “Additional Risk Factors” on page TS-7 of the Final Term Sheet and beginning on page PS-6 of product supplement EQUITY INDICES ARN-1, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
You may access these documents on the Securities and Exchange Commission (“SEC”) website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
●	Final Term Sheet dated January 28, 2016: http://www.sec.gov/Archives/edgar/data/70858/000152041216003145/bac-vkexnqyjwttnms7y_1261.htm
●	Product supplement EQUITY INDICES ARN-1 dated January 22, 2016: http://www.sec.gov/Archives/edgar/data/70858/000119312516435309/d268568d424b5.htm
●	Series L MTN prospectus supplement dated January 20, 2016 and prospectus dated May 1, 2015: http://www.sec.gov/Archives/edgar/data/70858/000119312516433708/d122981d424b3.htm
Our Central Index Key, or CIK, on the SEC website is 70858. Unless otherwise indicated or unless the context requires otherwise, all references in this supplement to "we," "us," "our," or similar references are to Bank of America Corporation.